Exhibit 10.31

PROPRIETARY BRAND PURCHASE AGREEMENT

AGREEMENT made this 8th day of August, 2000 by and between Genera Corporation, whose principal address is 26 Centerpointe Dr., La Palma, CA 90623 (Genera), and Keystone Automotive Industries, Inc,, whose principal address is 700 East Bonita Ave., Pomona, CA 91767 (Keystone).

WHEREAS Keystone desires to purchase from Genera certain automotive replacement lamp products to be supplied in proprietary packaging:

WHEREAS Genera is agreeable to supply said proprietary packaging:

NOW THEREFORE, the parties agree as follows:

1.    Genera agrees to instruct its supplying vendor, TYC Brother Industrial Corp., Ltd, Tainan, Taiwan, (TYC) to produce packaging for certain selected lamp products, in accordance with artwork as supplied by Keystone, and to supply said products to Genera in that packaging.

2.    Keystone agrees to submit packaging design which includes, in addition to its own Keystone trademark and copy, the TYC logo identification along with the associated copy “supplied by”.

3.    Genera agrees to, at all times, maintain in its distribution warehouses at Ontario, California; Coppell, Texas; Aurora, Illinois; and Cranbury, New Jersey, reasonable quantities of Keystone proprietary packaged product to meet normal shipping requirements of Keystone.

4.    Genera agrees to supply Keystone’s proprietary packaged product exclusively to designated members of the Keystone distributor network, and specifically agrees not to supply Keystone proprietary packaged product to any third party whatsoever.

5.    It is mutually agreed between Keystone and Genera, that the proprietary brand program will be initially limited to the top-selling 150 (approx.) TYC Headlamps, as documented by analysis of keystone’s purchases from Genera for the 12 month period beginning in April of 1999 through March of 2000 The program may be expanded by mutual agreement of both parties at any time during the term of the agreement.

Genera/Keystone Agreement

6.    Keystone agrees to purchase the pre-selected proprietary products from Genera in a quantity equal to or greater than its previous twelve (12) month purchase period, plus a growth factor of 10%. A listing of the pre-selected products, and their 12 month purchase history is attached to this agreement as addendum (A).

7.    Should Keystone terminate this agreement prior to reaching the purchase quantities as outlined in paragraph six (6) above, Keystone agrees to purchase, at TYC’s acquisition cost, any remaining packaging materials already produced by Genera’s parent company TYC, in accordance with the quantities sufficient to fulfill the agreement; plus any finished goods inventory residing in Genera’s warehouses and goods in-transit from TYC to Genera, at the currently effective finished goods inventory cost.

8.    Term of this agreement shall be for a period of twelve (12) months, and be automatically renewable for subsequent twelve (12) month periods. Notice of intent to terminate this agreement by either party must be notified to the other at least 90 days prior to the next renewal date.

9.    This agreement shall be governed by the applicable laws of the State of California.

IN WITNESS WHEROF, Genera Corporation and Keystone Automotive Industries, Inc. have executed this agreement.

Genera Corporation		Keystone Automotive Industries, Inc.

By:	/s/	By:	/s/